Exhibit 99.1

BANKUNITED, INC. REPORTS THIRD QUARTER 2018 RESULTS

Miami Lakes, Fla. — October 24, 2018 — BankUnited, Inc. (the “Company”) (NYSE: BKU) today announced financial results for the quarter ended September 30, 2018.
For the quarter ended September 30, 2018, the Company reported net income of $97.3 million, or $0.90 per diluted share compared to $67.8 million, or $0.62 per diluted share, for the quarter ended September 30, 2017, a 45% increase in diluted earnings per share. For the nine months ended September 30, 2018, the Company reported net income of $272.5 million, or $2.49 per diluted share, compared to $196.5 million, or $1.79 per diluted share, for the nine months ended September 30, 2017.
Non-loss share earnings per share(1) for the trailing four quarters ended September 30, 2018 increased by 28% to a total of $2.39 from a total of $1.87 for the preceding four quarters.
The annualized return on average stockholders’ equity for the nine months ended September 30, 2018 was 11.80% compared to 10.21% for the nine months ended September 30, 2017, while the annualized return on average assets was 1.19% compared to 0.92% for the same periods.

Rajinder Singh, President and Chief Executive Officer, said, "Results for this quarter were marked by strong growth in both GAAP and non-loss share EPS and by continued success increasing non-interest bearing DDA balances."

Performance Highlights

•
Net interest income increased by $10.7 million to $252.0 million for the quarter ended September 30, 2018 from $241.3 million for the quarter ended September 30, 2017. Interest income increased by $48.3 million, driven by increases in the average balances of loans and investment securities outstanding as well as increases in yields on interest earning assets. Interest expense increased by $37.6 million, driven primarily by increases in average interest bearing deposits and an increase in the cost of interest bearing liabilities. For the nine months ended September 30, 2018, net interest income increased by $43.6 million to $755.0 million from $711.4 million for the nine months ended September 30, 2017.

•
The net interest margin, calculated on a tax-equivalent basis, was 3.51% for the quarter ended September 30, 2018 compared to 3.60% for the immediately preceding quarter ended June 30, 2018 and 3.62% for the quarter ended September 30, 2017. Significant factors contributing to the decline in the net interest margin from the comparable quarter of the prior year were (i) an increase in the cost of interest bearing liabilities; (ii) the impact on tax equivalent yields of the reduction in the statutory federal income tax rate; and (iii) although yields on all categories of interest earning assets increased, non-covered loans and investment securities were added to the balance sheet at yields lower than the existing yield on earning assets, which is impacted by the yield on covered loans.

•
The provision for loan losses for the quarter ended September 30, 2018 totaled $1.2 million compared to $37.9 million for the quarter ended September 30, 2017. The provision for the quarter ended September 30, 2017 included $32.7 million related to taxi medallion loans.

•
Non-covered loans and leases, including equipment under operating lease, grew by $211 million during the quarter ended September 30, 2018. For the nine months ended September 30, 2018, non-covered loans and leases grew by $708 million.

•
For the quarter ended September 30, 2018, total deposits increased by $127 million, of which $98 million was non-interest bearing demand deposits. Total deposits increased by $427 million for the nine months ended September 30, 2018, of which $343 million was non-interest bearing demand deposits.

•	Book value per common share grew to $29.63 at September 30, 2018 from $28.32 at December 31, 2017 while tangible book value per common share increased to $28.88 from $27.59 over the same period.

(1) Non-loss share earnings per share is a non-GAAP measure. See section entitled "Non-GAAP Financial Measures" below for reconciliation of non-GAAP financial measurements to their comparable GAAP financial measurements.

•
During the quarter ended September 30, 2018, the Company completed the $150 million share repurchase program authorized by its Board of Directors, repurchasing 2.4 million shares for an aggregate purchase price of $96 million. During the nine months ended September 30, 2018, the Company repurchased approximately 3.8 million shares of its common stock for an aggregate purchase price of $150.0 million.

•
On October 23, 2018 the Board of Directors of the Company authorized the repurchase of up to an additional $150 million in shares of its outstanding common stock. Any repurchases will be made in accordance with applicable securities laws from time to time in open market or private transactions. The extent to which the Company repurchases shares, and the timing of such repurchases, will depend upon a variety of factors, including market conditions, the Company’s capital position and amount of retained earnings, regulatory requirements and other considerations. No time limit was set for the completion of the share repurchase program, and the program may be suspended or discontinued at any time.

Capital

The Company and its banking subsidiary continue to exceed all regulatory guidelines required to be considered well capitalized. The Company’s and BankUnited, N.A.'s regulatory capital ratios at September 30, 2018 were as follows:

	BankUnited, Inc.	BankUnited, N.A.
Tier 1 leverage	9.5%	10.3%

Common Equity Tier 1 ("CET1") risk-based capital	13.2%	14.3%

Tier 1 risk-based capital	13.2%	14.3%

Total risk-based capital	13.8%	14.9%
Loans and Leases
Loans, including premiums, discounts and deferred fees and costs, totaled $21.9 billion at September 30, 2018 compared to $21.4 billion at December 31, 2017. Non-covered loans grew to $21.6 billion while covered loans declined to $360 million at September 30, 2018.

A comparison of non-covered loan and lease portfolio composition at the dates indicated follows:

	September 30, 2018		June 30, 2018		December 31, 2017
Residential and other consumer loans	$4,563,578	21.0%	$4,448,660	20.6%	$4,196,080	19.8%
Multi-family	2,762,998	12.8%	2,861,559	13.4%	3,218,953	15.4%
Non-owner occupied commercial real estate	4,567,589	21.4%	4,526,922	21.2%	4,474,801	21.5%
Construction and land	244,619	1.1%	255,393	1.2%	310,484	1.5%
Owner occupied commercial real estate	2,091,978	9.7%	2,046,266	9.6%	2,012,742	9.7%
Commercial and industrial	4,708,545	21.9%	4,594,857	21.5%	4,137,827	19.9%
Commercial lending subsidiaries	2,620,097	12.1%	2,684,716	12.5%	2,562,499	12.2%
	$21,559,404	100.0%	$21,418,373	100.0%	$20,913,386	100.0%
Equipment under operating lease, net	$661,677		$591,267		$599,502

Residential and other consumer loans grew by $115 million for the quarter ended September 30, 2018. Multi-family loans declined by $99 million for the quarter ended September 30, 2018, primarily due to continued run-off of the New York portfolio, which decreased by $91 million. Commercial and industrial loans, inclusive of owner occupied commercial real estate, grew by $159 million for the quarter ended September 30, 2018, driven largely by growth in the Florida portfolio. Loans and leases for the commercial lending subsidiaries increased slightly, reflecting growth of $70 million in equipment under operating lease, largely offset by a decline in balances outstanding at Pinnacle Public Finance.

Asset Quality and Allowance for Loan and Lease Losses

For the quarters ended September 30, 2018 and 2017, the Company recorded provisions for loan losses of $1.2 million and $37.9 million, respectively, substantially all of which related to non-covered loans. For the nine months ended September 30, 2018 and 2017, the Company recorded provisions for loan losses of $13.3 million and $63.6 million, respectively, substantially all of which related to non-covered loans. The Company recorded net recoveries of $1.0 million and a provision of $32.7 million related to taxi medallion loans for the quarters ended September 30, 2018 and September 30, 2017, respectively. For the nine months ended September 30, 2018 and 2017, the provision related to taxi medallion loans totaled $13.0 million and $49.6 million, respectively.

Significant factors impacting the decrease in the provision for loan losses related to non-covered loans for the quarter and nine months ended September 30, 2018 as compared to the quarter and nine months ended September 30, 2017 were (i) lower loan growth; (ii) a net decrease in the provision related to certain quantitative and qualitative loss factors; (iii) a decrease in the provision related to taxi medallion loans; (iv) a decrease in the provision related to the impact of hurricanes during the third quarter of 2017; partially offset by (v) an increase in the provision related to specific reserves for loans other than taxi medallion loans.

Non-covered, non-performing loans totaled $206.1 million or 0.96% of total non-covered loans at September 30, 2018, compared to $172.0 million or 0.82% of total non-covered loans at December 31, 2017. Non-performing taxi medallion loans comprised $80.2 million or 0.37% of total non-covered loans at September 30, 2018 and $106.1 million or 0.51% of total non-covered loans at December 31, 2017. At September 30, 2018 and December 31, 2017, the entire taxi medallion portfolio was on non-accrual status.

The ratios of the allowance for non-covered loan and lease losses to total non-covered loans and to non-performing, non-covered loans were 0.58% and 60.51%, respectively, at September 30, 2018, compared to 0.69% and 84.03%, at December 31, 2017. The annualized ratio of net charge-offs to average non-covered loans was 0.21% for the nine months ended September 30, 2018, compared to 0.38% for the year ended December 31, 2017. The annualized ratio of charge-offs of taxi medallion loans to average non-covered loans was 0.09% for the nine months ended September 30, 2018, compared to 0.29% for the year ended December 31, 2017. The most significant factors impacting the decline in the ratio of the allowance for non-covered loan and lease losses to total non-covered loans were (i) a decrease in certain loss factors, (ii) a decline in total criticized, classified and impaired loans, which typically carry higher reserves on a percentage basis, as a percentage of total loans and (iii) the impact of charge-offs on the ratio.

The following table summarizes the activity in the allowance for loan and lease losses for the periods indicated (in thousands):

	Three Months Ended September 30, 2018				Three Months Ended September 30, 2017
	ACI Loans	Non-ACI Loans	Non-Covered Loans	Total	ACI Loans	Non-ACI Loans	Non-Covered Loans	Total
Balance at beginning of period	$—	$590	$134,381	$134,971	$1,812	$2,737	$151,099	$155,648
Provision (recovery)	—	(50)	1,250	1,200	—	261	37,593	37,854
Charge-offs	—	(740)	(12,340)	(13,080)	—	—	(36,028)	(36,028)
Recoveries	—	214	1,435	1,649	—	38	1,061	1,099
Balance at end of period	$—	$14	$124,726	$124,740	$1,812	$3,036	$153,725	$158,573

	Nine Months Ended September 30, 2018				Nine Months Ended September 30, 2017
	ACI Loans	Non-ACI Loans	Non-Covered Loans	Total	ACI Loans	Non-ACI Loans	Non-Covered Loans	Total
Balance at beginning of period	$—	$258	$144,537	$144,795	$—	$2,100	$150,853	$152,953
Provision	—	517	12,825	13,342	1,812	881	60,880	63,573
Charge-offs	—	(979)	(35,001)	(35,980)	—	(55)	(61,034)	(61,089)
Recoveries	—	218	2,365	2,583	—	110	3,026	3,136
Balance at end of period	$—	$14	$124,726	$124,740	$1,812	$3,036	$153,725	$158,573

Charge-offs related to taxi medallion loans totaled $0.7 million and $35.3 million for the quarters ended September 30, 2018 and 2017, respectively, and $14.2 million and $47.1 million for the nine months ended September 30, 2018 and 2017. The majority of charge-offs for the quarter ended September 30, 2018 related to one commercial relationship.

Deposits

At September 30, 2018, deposits totaled $22.3 billion compared to $21.9 billion at December 31, 2017. The average cost of total deposits was 1.35% for the quarter ended September 30, 2018, compared to 1.19% for the immediately preceding quarter ended June 30, 2018, and 0.87% for the quarter ended September 30, 2017. The average cost of total deposits was 1.19% for the nine months ended September 30, 2018, compared to 0.80% for the nine months ended September 30, 2017.
Net interest income

Net interest income for the quarter ended September 30, 2018 increased to $252.0 million from $241.3 million for the quarter ended September 30, 2017. Net interest income was $755.0 million for the nine months ended September 30, 2018, compared to $711.4 million for the nine months ended September 30, 2017. Increases in interest income were partially offset by increases in interest expense. The increases in interest income were primarily attributable to increases in the average balances of loans and investment securities and related average yields. Interest expense increased due to increases in average interest bearing deposits and the cost of funds.

The Company’s net interest margin, calculated on a tax-equivalent basis, was 3.51% for the quarter ended September 30, 2018, compared to 3.62% for the quarter ended September 30, 2017. Net interest margin, calculated on a tax-equivalent basis, was 3.56% for the nine months ended September 30, 2018, compared to 3.69% for the nine months ended September 30, 2017.

Significant offsetting factors impacting the declines in net interest margin for the quarter and nine months ended September 30, 2018, compared to the quarter and nine months ended September 30, 2017, included:

•
The tax-equivalent yield on loans increased to 5.47% and 5.39%, respectively, for the quarter and nine months ended September 30, 2018, compared to 5.15% for both the quarter and nine months ended September 30, 2017, reflecting increased yields on both non-covered and covered loans.

•
The tax-equivalent yield on non-covered loans was 4.05% and 3.94%, respectively, for the quarter and the nine months ended September 30, 2018, compared to 3.79% and 3.73% for the quarter and nine months ended September 30, 2017. The most significant factor contributing to the increased yield on non-covered loans was the impact of increases in benchmark interest rates.

•
The tax-equivalent yield on covered loans increased to 79.67% and 71.46%, respectively, for the quarter and nine months ended September 30, 2018 from 56.70% and 53.54% for the quarter and nine months ended September 30, 2017, reflecting continued improvements in expected cash flows from ACI loans.

•
The tax-equivalent yield on investment securities increased to 3.41% and 3.26%, respectively, for the quarter and nine months ended September 30, 2018 from 3.14% and 3.07% for the quarter and nine months ended September 30, 2017.

•
Tax-equivalent yields on non-covered loans and investment securities and the net interest margin were each negatively impacted by approximately 0.08% for the quarter ended September 30, 2018 as compared to the quarter ended September 30, 2017 as a result of the reduction in the statutory federal income tax rate. For the nine months ended September 30, 2018 as compared to the nine months ended September 30, 2017, the tax rate change negatively impacted the net interest margin by approximately 0.08%.

•	Growth of non-covered loans and investment securities at yields lower than the overall yield on interest earning assets, which is impacted by the yield on covered loans.

•
The average rate on interest bearing liabilities increased to 1.74% and 1.57%, respectively for the quarter and nine months ended September 30, 2018, from 1.17% and 1.08% for the quarter and nine months ended September 30, 2017, reflecting higher average rates on both interest bearing deposits and FHLB advances. Increases in the cost of interest bearing liabilities primarily reflect increases in market interest rates and extension of the duration of FHLB advances.

Non-interest income

Non-interest income totaled $38.7 million and $98.7 million, respectively, for the quarter and nine months ended September 30, 2018 compared to $53.3 million and $111.4 million, respectively, for the quarter and nine months ended September 30, 2017.

The most significant factors contributing to these decreases in non-interest income included (i) decreases of $26.5 million and $26.3 million, respectively, in gain on investment securities and (ii) increases of $10.5 million and $10.7 million, respectively, in gain on sale of covered loans, inclusive of the impact of FDIC indemnification for the quarter and nine months ended September 30, 2018, as compared to the corresponding periods in the prior year. During the quarter ended September 30, 2018, under the terms of the Purchase and Assumption Agreement with the FDIC, the Company sold approximately $154 million in unpaid principal balance of covered residential loans. Decreases in gain on investment securities primarily reflected gains recognized in the quarter ended September 30, 2017 from the sale of certain securities formerly covered under the Commercial Shared-Loss Agreement and originally acquired at significant discounts in the FSB Acquisition.

Non-interest expense

Non-interest expense totaled $170.8 million and $493.9 million, respectively, for the quarter and nine months ended September 30, 2018 compared to $156.7 million and $473.7 million for the quarter and nine months ended September 30, 2017. The most significant components of non-interest expense are employee compensation and benefits and amortization of the FDIC indemnification asset. Employee compensation and benefits increased by $7.3 million and $19.8 million for the quarter and nine months ended September 30, 2018, compared to the quarter and nine months ended September 30, 2017, mainly due to an increase in the number of employees and compensation increases.

Amortization of the FDIC indemnification asset was $48.3 million and $132.9 million, respectively, for the quarter and nine months ended September 30, 2018, compared to $45.2 million and $135.4 million for the quarter and nine months ended September 30, 2017. The amortization rate increased to 103.87% and 76.73% for the quarter and nine months ended September 30, 2018 from 46.62% and 41.19% for the quarter and nine months ended September 30, 2017. As the expected cash flows from ACI loans have increased, expected cash flows from the FDIC indemnification asset have decreased, resulting in continued increases in the amortization rate. Although the amortization rate increased, total amortization expense declined for the nine months ended September 30, 2018 due to the reduction in the average balance of the indemnification asset.

Provision for income taxes
The effective income tax rate was 18.0% and 21.4% for the quarter and nine months ended September 30, 2018, compared to 32.2% and 31.2% for the quarter and nine months ended September 30, 2017. These declines in the effective income tax rate were primarily attributable to the reduction of the statutory corporate federal income tax rate from 35% to 21%, effective January 1, 2018. Additionally, the effective income tax rate differed from the statutory federal income tax rate of 21% in both periods due primarily to income not subject to tax, offset by state income taxes.
Covered loans and the FDIC indemnification asset

As the Company’s expected cash flows from ACI loans have improved since the FSB Acquisition, the Company has reclassified amounts from non-accretable difference to accretable yield, resulting in increases in the yield on covered loans. Non-accretable difference at acquisition represented the difference between the total contractual payments due and the cash flows expected to be received on ACI loans. The accretable yield on ACI loans represented the amount by which undiscounted expected future cash flows exceeded the recorded investment in the loans.
Changes in accretable yield on ACI loans for the nine months ended September 30, 2018 and the year ended December 31, 2017 were as follows (in thousands):

Balance, December 31, 2016	$675,385
Reclassifications from non-accretable difference, net	81,501
Accretion	(301,827)
Balance, December 31, 2017	455,059
Reclassifications from non-accretable difference, net	78,561
Accretion	(249,609)
Balance, September 30, 2018	$284,011

At September 30, 2018, total future estimated amortization of the FDIC indemnification asset was approximately $82 million.

The estimates of expected cash flows from ACI loans underlying the balance of accretable yield and future estimated amortization of the FDIC indemnification asset reflected above as of September 30, 2018 were predicated on the assumption that a final sale of all of the remaining covered loans would occur in the second quarter of 2019. Based on preliminary discussions with the FDIC that have taken place subsequent to September 30, 2018, there is a reasonable possibility that a portion of these loans may be retained by the Bank and that the sale of any loans not retained may occur earlier than the second quarter of 2019. If a decision is made to retain a portion of the covered loan portfolio and the timing of sale of the remaining loans is accelerated, we expect the amount of estimated future amortization of the FDIC indemnification asset to increase and the timing of that amortization to be accelerated. Additionally, we expect that the balance of accretable yield will increase, in part due to expected collection of additional contractual interest, and that accretion will occur over a longer period of time reflective of the expected lives of the retained loans. Loss share coverage with respect to any loans retained is expected to terminate no later than May 21, 2019.
Impact of Hurricane Michael
In October, 2018, Hurricane Michael made landfall in the Florida panhandle as a category 4 hurricane, impacting some areas of Florida and the southeastern United States with significant wind damage, flooding and power outages. While the Company does not have physical operations in areas significantly impacted by the storm, some of the Company's borrowers may have been impacted. The Company is in the process of assessing the potential impact of the hurricane on the value of collateral underlying our loans and the ability of borrowers to repay their obligations to the Bank. Uncertainty remains as to the ultimate impact of the storm on the allowance for loan and lease losses.
Earnings Conference Call and Presentation

A conference call to discuss quarterly results will be held at 9:00 a.m. ET on Wednesday, October 24, 2018 with President and Chief Executive Officer, Rajinder P. Singh, and Chief Financial Officer, Leslie N. Lunak.

The earnings release and slides with supplemental information relating to the release will be available on the Investor Relations page under About Us on www.bankunited.com prior to the call. The call may be accessed via a live Internet webcast at www.bankunited.com or through a dial in telephone number at (855) 798-3052 (domestic) or (234) 386-2812 (international). The name of the call is BankUnited, Inc. and the confirmation number for the call is 7741909. A replay of the call will be available from 12:00 p.m. ET on October 24th through 11:59 p.m. ET on October 31st by calling (855) 859-2056 (domestic) or (404) 537-3406 (international). The pass code for the replay is 7741909. An archived webcast will also be available on the Investor Relations page of www.bankunited.com.

About BankUnited, Inc. and the FSB Acquisition
BankUnited, Inc., with total assets of $31.5 billion at September 30, 2018, is the bank holding company of BankUnited, N.A., a national bank headquartered in Miami Lakes, Florida with 86 banking centers in 15 Florida counties and 5 banking centers in the New York metropolitan area at September 30, 2018.
On May 21, 2009, BankUnited acquired substantially all of the assets and assumed all of the non-brokered deposits and substantially all other liabilities of BankUnited, FSB from the FDIC, in a transaction referred to as the FSB Acquisition. Concurrently with the FSB Acquisition, BankUnited entered into two loss sharing agreements, or the Loss Sharing Agreements, which covered certain legacy assets, including the entire legacy loan portfolio and OREO, and certain purchased investment securities. Assets covered by the Loss Sharing Agreements are referred to as “covered assets” (or, in certain cases, “covered loans”). The Loss Sharing Agreements do not apply to subsequently purchased or originated loans or other assets. Effective May 22, 2014 and consistent with the terms of the Loss Sharing Agreements, loss share coverage was terminated for those commercial loans and OREO and certain investment securities that were previously covered under the Loss Sharing Agreements. Pursuant to the terms of the Loss Sharing Agreements, the covered assets are subject to a stated loss threshold whereby the FDIC will reimburse BankUnited for 80% of losses, including certain interest and expenses, up to the $4.0 billion stated threshold and 95% of losses in excess of the $4.0 billion stated threshold. The Company’s estimate of cumulative losses on the covered assets, as of September 30, 2018, is approximately $3.5 billion. The Company has received $2.7 billion from the FDIC in reimbursements under the Loss Sharing Agreements for claims filed for incurred losses as of September 30, 2018.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that reflect the Company’s current views with respect to, among other things, future events and financial performance.

The Company generally identifies forward-looking statements by terminology such as “outlook,” “believes,” “expects,” “potential,” “continues,” “may,” “will,” “could,” “should,” “seeks,” “approximately,” “predicts,” “intends,” “plans,” “estimates,” “anticipates” or the negative version of those words or other comparable words. Any forward-looking statements contained in this press release are based on the historical performance of the Company and its subsidiaries or on the Company’s current plans, estimates and expectations. The inclusion of this forward-looking information should not be regarded as a representation by the Company that the future plans, estimates or expectations contemplated by the Company will be achieved. Such forward-looking statements are subject to various risks and uncertainties and assumptions, including (without limitations) those relating to the Company’s operations, financial results, financial condition, business prospects, growth strategy and liquidity. If one or more of these or other risks or uncertainties materialize, or if the Company’s underlying assumptions prove to be incorrect, the Company’s actual results may vary materially from those indicated in these statements. These factors should not be construed as exhaustive. The Company does not undertake any obligation to publicly update or review any forward-looking statement, whether as a result of new information, future developments or otherwise. A number of important factors could cause actual results to differ materially from those indicated by the forward-looking statements. Information on these factors can be found in the Company’s Annual Report on Form 10-K for the year ended December 31, 2017 which is available at the SEC’s website (www.sec.gov).

Contact
BankUnited, Inc.
Investor Relations:
Leslie N. Lunak, 786-313-1698
llunak@bankunited.com
Source: BankUnited, Inc.

BANKUNITED, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS - UNAUDITED
(In thousands, except share and per share data)

	September 30, 2018	December 31, 2017
ASSETS
Cash and due from banks:
Non-interest bearing	$11,644	$35,246
Interest bearing	268,155	159,336
Cash and cash equivalents	279,799	194,582
Investment securities (including securities recorded at fair value of $7,217,403 and $6,680,832)	7,227,403	6,690,832
Non-marketable equity securities	273,427	265,989
Loans held for sale	37,179	34,097
Loans (including covered loans of $359,767 and $503,118)	21,919,171	21,416,504
Allowance for loan and lease losses	(124,740)	(144,795)
Loans, net	21,794,431	21,271,709
FDIC indemnification asset	152,517	295,635
Bank owned life insurance	262,987	252,462
Equipment under operating lease, net	661,677	599,502
Goodwill and other intangible assets	77,729	77,796
Other assets	746,487	664,382
Total assets	$31,513,636	$30,346,986

LIABILITIES AND STOCKHOLDERS’ EQUITY
Liabilities:
Demand deposits:
Non-interest bearing	$3,413,610	$3,071,032
Interest bearing	1,587,812	1,757,581
Savings and money market	10,588,075	10,715,024
Time	6,715,793	6,334,842
Total deposits	22,305,290	21,878,479
Federal funds purchased	175,000	—
Federal Home Loan Bank advances	4,946,000	4,771,000
Notes and other borrowings	402,780	402,830
Other liabilities	609,678	268,615
Total liabilities	28,438,748	27,320,924

Commitments and contingencies

Stockholders' equity:
Common stock, par value $0.01 per share, 400,000,000 shares authorized; 103,793,325 and 106,848,185 shares issued and outstanding	1,037	1,068
Paid-in capital	1,364,864	1,498,227
Retained earnings	1,667,092	1,471,781
Accumulated other comprehensive income	41,895	54,986
Total stockholders' equity	3,074,888	3,026,062
Total liabilities and stockholders' equity	$31,513,636	$30,346,986

BANKUNITED, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME - UNAUDITED
(In thousands, except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2018	2017	2018	2017
Interest income:
Loans	$293,543	$253,815	$855,807	$739,586
Investment securities	59,319	51,851	165,396	141,624
Other	4,855	3,777	13,145	10,606
Total interest income	357,717	309,443	1,034,348	891,816
Interest expense:
Deposits	75,257	45,919	196,916	120,161
Borrowings	30,492	22,260	82,392	60,209
Total interest expense	105,749	68,179	279,308	180,370
Net interest income before provision for loan losses	251,968	241,264	755,040	711,446
Provision for (recovery of) loan losses (including ($50), $261, $517 and $2,693 for covered loans)	1,200	37,854	13,342	63,573
Net interest income after provision for loan losses	250,768	203,410	741,698	647,873
Non-interest income:
Income from resolution of covered assets, net	3,134	6,400	10,689	22,066
Net gain (loss) on FDIC indemnification	3,090	(4,838)	(1,925)	(14,174)
Deposit service charges and fees	3,677	3,251	10,674	9,706
Gain (loss) on sale of loans, net (including $5,037, $0, $4,739 and $(1,582) related to covered loans)	8,691	2,447	12,960	6,601
Gain on investment securities, net	432	26,931	2,938	29,194
Lease financing	14,091	13,287	45,685	40,067
Other non-interest income	5,620	5,848	17,673	17,903
Total non-interest income	38,735	53,326	98,694	111,363
Non-interest expense:
Employee compensation and benefits	65,612	58,327	198,185	178,386
Occupancy and equipment	18,887	18,829	56,704	56,689
Amortization of FDIC indemnification asset	48,255	45,225	132,852	135,351
Deposit insurance expense	5,375	5,764	14,810	16,827
Professional fees	5,240	2,748	10,772	12,573
Telecommunications and data processing	4,187	3,452	11,772	10,481
Depreciation of equipment under operating lease	9,870	8,905	28,662	25,655
Other non-interest expense	13,372	13,455	40,105	37,735
Total non-interest expense	170,798	156,705	493,862	473,697
Income before income taxes	118,705	100,031	346,530	285,539
Provision for income taxes	21,377	32,252	74,067	89,060
Net income	$97,328	$67,779	$272,463	$196,479
Earnings per common share, basic	$0.90	$0.62	$2.50	$1.79
Earnings per common share, diluted	$0.90	$0.62	$2.49	$1.79
Cash dividends declared per common share	$0.21	$0.21	$0.63	$0.63

BANKUNITED, INC. AND SUBSIDIARIES
AVERAGE BALANCES AND YIELDS
(Dollars in thousands)

	Three Months Ended September 30,
	2018			2017
	Average Balance	Interest (1)	Yield/ Rate (1)(2)	Average Balance	Interest (1)	Yield/ Rate (1)(2)
Assets:
Interest earning assets:
Non-covered loans	$21,311,706	$216,746	4.05%	$19,710,115	$187,928	3.79%
Covered loans	408,182	81,302	79.67%	518,026	73,452	56.70%
Total loans	21,719,888	298,048	5.47%	20,228,141	261,380	5.15%
Investment securities (3)	7,118,626	60,677	3.41%	7,002,615	55,046	3.14%
Other interest earning assets	507,318	4,855	3.80%	545,224	3,777	2.75%
Total interest earning assets	29,345,832	363,580	4.94%	27,775,980	320,203	4.60%
Allowance for loan and lease losses	(137,784)			(160,231)
Non-interest earning assets	1,859,619			1,699,912
Total assets	$31,067,667			$29,315,661
Liabilities and Stockholders' Equity:
Interest bearing liabilities:
Interest bearing demand deposits	$1,592,908	4,550	1.13%	$1,590,206	3,415	0.85%
Savings and money market deposits	10,483,248	38,520	1.46%	9,968,512	21,964	0.87%
Time deposits	6,728,915	32,187	1.90%	6,290,056	20,540	1.30%
Total interest bearing deposits	18,805,071	75,257	1.59%	17,848,774	45,919	1.02%
Federal funds purchased	89,218	445	2.00%	—	—	—%
FHLB advances	4,772,902	24,743	2.06%	4,924,325	16,946	1.37%
Notes and other borrowings	402,782	5,304	5.27%	402,828	5,314	5.28%
Total interest bearing liabilities	24,069,973	105,749	1.74%	23,175,927	68,179	1.17%
Non-interest bearing demand deposits	3,369,393			3,036,046
Other non-interest bearing liabilities	520,118			468,735
Total liabilities	27,959,484			26,680,708
Stockholders' equity	3,108,183			2,634,953
Total liabilities and stockholders' equity	$31,067,667			$29,315,661
Net interest income		$257,831			$252,024
Interest rate spread			3.20%			3.43%
Net interest margin			3.51%			3.62%

(1)	On a tax-equivalent basis where applicable

(2)	Annualized

(3)	At fair value except for securities held to maturity

BANKUNITED, INC. AND SUBSIDIARIES
AVERAGE BALANCES AND YIELDS
(Dollars in thousands)

	Nine Months Ended September 30,
	2018			2017
	Average Balance	Interest (1)	Yield/ Rate (1)(2)	Average Balance	Interest (1)	Yield/ Rate (1)(2)
Assets:
Interest earning assets:
Non-covered loans	$21,073,130	$622,039	3.94%	$19,169,479	$535,926	3.73%
Covered loans	460,485	246,811	71.46%	560,934	225,194	53.54%
Total loans	21,533,615	868,850	5.39%	19,730,413	761,120	5.15%
Investment securities (3)	6,932,504	169,645	3.26%	6,569,553	151,337	3.07%
Other interest earning assets	503,378	13,145	3.49%	557,623	10,606	2.54%
Total interest earning assets	28,969,497	1,051,640	4.85%	26,857,589	923,063	4.59%
Allowance for loan and lease losses	(141,047)			(157,015)
Non-interest earning assets	1,905,278			1,754,499
Total assets	$30,733,728			$28,455,073
Liabilities and Stockholders' Equity:
Interest bearing liabilities:
Interest bearing demand deposits	$1,604,666	12,902	1.07%	$1,564,229	8,913	0.76%
Savings and money market deposits	10,610,889	100,891	1.27%	9,557,907	55,741	0.78%
Time deposits	6,507,726	83,123	1.71%	5,988,433	55,507	1.24%
Total interest bearing deposits	18,723,281	196,916	1.41%	17,110,569	120,161	0.94%
Federal funds purchased	30,066	445	1.97%	—	—	—%
FHLB advances	4,665,799	66,028	1.89%	4,889,578	44,262	1.21%
Notes and other borrowings	402,809	15,919	5.27%	402,821	15,947	5.28%
Total interest bearing liabilities	23,821,955	279,308	1.57%	22,402,968	180,370	1.08%
Non-interest bearing demand deposits	3,327,521			3,034,682
Other non-interest bearing liabilities	498,368			443,430
Total liabilities	27,647,844			25,881,080
Stockholders' equity	3,085,884			2,573,993
Total liabilities and stockholders' equity	$30,733,728			$28,455,073
Net interest income		$772,332			$742,693
Interest rate spread			3.28%			3.51%
Net interest margin			3.56%			3.69%

(1)	On a tax-equivalent basis where applicable

(2)	Annualized

(3)	At fair value except for securities held to maturity

BANKUNITED, INC. AND SUBSIDIARIES
EARNINGS PER COMMON SHARE
(In thousands except share and per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
c	2018	2017	2018	2017
Basic earnings per common share:
Numerator:
Net income	$97,328	$67,779	$272,463	$196,479
Distributed and undistributed earnings allocated to participating securities	(3,771)	(2,525)	(10,444)	(7,331)
Income allocated to common stockholders for basic earnings per common share	$93,557	$65,254	$262,019	$189,148
Denominator:
Weighted average common shares outstanding	105,063,770	106,809,381	105,914,807	106,488,396
Less average unvested stock awards	(1,178,982)	(1,101,485)	(1,170,209)	(1,102,381)
Weighted average shares for basic earnings per common share	103,884,788	105,707,896	104,744,598	105,386,015
Basic earnings per common share	$0.90	$0.62	$2.50	$1.79
Diluted earnings per common share:
Numerator:
Income allocated to common stockholders for basic earnings per common share	$93,557	$65,254	$262,019	$189,148
Adjustment for earnings reallocated from participating securities	13	6	37	21
Income used in calculating diluted earnings per common share	$93,570	$65,260	$262,056	$189,169
Denominator:
Weighted average shares for basic earnings per common share	103,884,788	105,707,896	104,744,598	105,386,015
Dilutive effect of stock options and executive share-based awards	499,431	365,286	512,801	479,459
Weighted average shares for diluted earnings per common share	104,384,219	106,073,182	105,257,399	105,865,474
Diluted earnings per common share	$0.90	$0.62	$2.49	$1.79

BANKUNITED, INC. AND SUBSIDIARIES
SELECTED RATIOS

	Three Months Ended September 30,		Nine Months Ended September 30,
	2018	2017	2018	2017
Financial ratios (5)
Return on average assets	1.24%	0.92%	1.19%	0.92%
Return on average stockholders’ equity	12.42%	10.21%	11.80%	10.21%
Net interest margin (4)	3.51%	3.62%	3.56%	3.69%

	September 30, 2018		December 31, 2017
	Non-Covered	Total	Non-Covered	Total
Asset quality ratios
Non-performing loans to total loans (1) (3)	0.96%	0.94%	0.82%	0.81%
Non-performing assets to total assets (2)	0.68%	0.70%	0.60%	0.61%
Allowance for loan and lease losses to total loans (3)	0.58%	0.57%	0.69%	0.68%
Allowance for loan and lease losses to non-performing loans (1)	60.51%	60.47%	84.03%	83.53%
Net charge-offs to average loans (5)	0.21%	0.21%	0.38%	0.38%

(1)
We define non-performing loans to include non-accrual loans, and loans, other than ACI loans and government insured residential loans, that are past due 90 days or more and still accruing. Contractually delinquent ACI loans and government insured residential loans on which interest continues to be accreted or accrued are excluded from non-performing loans.

(2)	Non-performing assets include non-performing loans, OREO and other repossessed assets.

(3)	Total loans include premiums, discounts, and deferred fees and costs.

(4)	On a tax-equivalent basis.

(5)	Annualized for the three and nine month periods.

Non-GAAP Financial Measures

Tangible book value per common share is a non-GAAP financial measure. Management believes this measure is relevant to understanding the capital position and performance of the Company. Disclosure of this non-GAAP financial measure also provides a meaningful base for comparison to other financial institutions. The following table reconciles the non-GAAP financial measurement of tangible book value per common share to the comparable GAAP financial measurement of book value per common share at September 30, 2018 (in thousands except share and per share data):

Total stockholders’ equity	$3,074,888
Less: goodwill and other intangible assets	77,729
Tangible stockholders’ equity	$2,997,159

Common shares issued and outstanding	103,793,325

Book value per common share	$29.63

Tangible book value per common share	$28.88